EXHIBIT 99.1

ORCHID ISLAND CAPITAL PROVIDES MARKET UPDATE IN LIGHT
OF RECENT MARKET DISRUPTIONS STEMMING FROM THE
CORONAVIRUS PANDEMIC

•	March 27, 2020 Estimated Book Value per share of approximately $4.54 to $4.58, a decrease of approximately 27% - 28% from December 31, 2019
•	March 27, 2020 Agency RMBS portfolio market value of approximately $2.94 billion, a decrease of approximately 18% from December 31, 2019
•	Estimated quarter to date economic loss as of March 27, 2020 of approximately 22.1% – 23.8%
•	Company paid February dividend of $0.08 per share of the Company’s common stock in cash on March 27, 2020 as originally declared
•	The Company has met every margin call since its inception approximately eight years ago
•	The Company has invested exclusively in Agency RMBS since its inception
•
Current cash balance of approximately $117.1 million and unencumbered securities of approximately $13.8 million.  The combined balance of cash and unencumbered securities of $130.9 million equals approximately 2.8 times the dollar amount of prepayments on the Company’s portfolio announced on March 4, 2020 and received in March 2020.

Vero Beach, Fla., March 30, 2020 - Orchid Island Capital, Inc. (the “Company”) (NYSE:ORC) announced updated details of its Agency RMBS portfolio, estimated book value and liquidity position as of March 27, 2020.  All of the Company’s assets are Agency RMBS, the principal and interest of which are guaranteed by the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”) or the Government National Mortgage Association (“Ginnie Mae”) and are backed primarily by single-family residential mortgage loans.

As a result of the economic, health and market turmoil brought about by the global coronavirus pandemic, the Agency RMBS market has experienced severe dislocations.  As a result of falling prices of the Company’s assets and resulting margin calls from the Company’s repurchase agreement lenders, the Company was forced to sell assets in order to conserve its available cash and liquidity.  Through Friday, March 27, 2020, the Company had timely met all margin calls received.  During the first quarter of 2020 through March 27, 2020, the Company sold Agency RMBS assets for approximately $1.15 billion, recording realized losses of approximately $30.0 million.  As a result of these sales, the Company’s Agency RMBS portfolio had a fair market value of approximately $2.94 billion as of March 27, 2020. This represents an approximate 18% decline from December 31, 2019, when the Company’s Agency RMBS portfolio had a fair market value of approximately $3.59 billion.  The Company estimated that its current book value per share is approximately $4.54 to $4.58 per share as of March 27, 2020.  This represents a decline of approximately 27% - 28% since December 31, 2019. Finally, the Company had cash of approximately $117.1 million and unencumbered assets of approximately $13.8 million as of March 27, 2020.  The combined balance of cash and unencumbered securities of $130.9 million equals approximately 2.8 times the dollar amount of prepayments on the Company’s portfolio announced on March 4, 2020 and received in March 2020.  As stated, the Company sold assets in order to conserve its available cash and liquidity during the month of March and as a result the dollar amount of securities subject to potential prepayments in April of 2020 will be lower than the corresponding amount in March.

On Friday, March 27, 2020, the Company paid the $0.08 per share dividend declared on February 12, 2020.  The dividend was paid entirely with cash.  The Company intends to pay the $0.08 per share dividend declared on March 18, 2020 to holders of record on March 31, 2020 on April 28, 2020. The Company intends to make regular monthly cash distributions to its holders of common stock. In order to qualify as a real estate investment trust (“REIT”), the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that a certain percentage of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future. The Company’s Board of Directors intends to reevaluate the dividend level at its next meeting on April 8, 2020.

The estimated book value and other estimated figures in this press release are preliminary, subject to change, and have not been audited or verified by any third party. The Company used an independent third party pricing source  - Pricing Direct - for the valuations of the Company’s assets and hedges as of March 27, 2020. The Company’s estimated book value at March 27, 2020 may be materially different from its actual book value as of March 27, 2020 and March 31, 2020. The other estimated figures in this press release also may be materially different from the actual figures as of March 27, 2020 and March 31, 2020. The Company undertakes no obligation to update or revise its estimated book value or other estimated figures in this press release.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS,  such as mortgage pass-through certificates and collateralized mortgage obligations issued by Fannie Mae, Freddie Mac or Ginnie Mae, and (ii) structured Agency RMBS. The Company is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements include, but are not limited to, statements about the Company’s distributions. These forward-looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2019.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400